Exhibit 3.1

GREAT ELM CAPITAL CORP.

ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST:  The charter (the “Charter”) of Great Elm Capital Corp., a Maryland corporation (the “Corporation”), is hereby amended to provide that every six shares of Common Stock, $0.01 par value per share, of the Corporation, which were issued and outstanding immediately prior to the Reverse Stock Split Effective Time (as defined below) shall be combined into one issued and outstanding share of Common Stock, $0.06 par value per share.  No fractional shares of Common Stock of the Corporation will be or remain issued upon such amendment and each stockholder otherwise entitled to a fractional share shall be entitled to receive in lieu thereof cash in an amount equal to the product of (x) six multiplied by (y) the fraction of a share the stockholder would otherwise be entitled to receive multiplied by (z) the last reported price per share at which shares of Common Stock sold on the NASDAQ Global Market at the close of market on the date on which the Reverse Stock Split Effective Time occurs (prior to giving effect to such combination and change).

SECOND:  The amendment to the Charter as set forth in Article FIRST above has been duly authorized and approved by at least a majority of the entire Board of Directors as required by law and is limited to a change expressly authorized by Section 2-309(e) of the Maryland General Corporation Law (the “MGCL”) to be made without action by the stockholders of the Corporation.

THIRD:  The Charter is hereby amended, effective immediately after the Reverse Stock Split Effective Time, to decrease the par value of the shares of Common Stock issued and outstanding immediately after the Reverse Stock Split Effective Time from $0.06 per share to $0.01 per share.

FOURTH:  The amendment to the Charter as set forth in Article THIRD above has been duly authorized and approved by a majority of the Board of Directors of the Corporation as required by law and is limited to a change expressly authorized by Section 2-605(a)(2) of the MGCL to be made without action by the stockholders of the Corporation.

FIFTH:  There has been no increase in the authorized stock of the Corporation effected by the amendments to the Charter as set forth above.

SIXTH:  These Articles of Amendment shall become effective at 11:59 p.m. on February 25, 2022 (the “Reverse Stock Split Effective Time”).

SEVENTH:  The undersigned officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Chief Compliance Officer and Secretary on this 23rd day of February, 2022.

ATTEST:		GREAT ELM CAPITAL CORP.

By:	/s/ Adam M. Kleinman	By:	/s/Peter A. Reed
	Adam M. Kleinman	Peter A. Reed
	Chief Compliance Officer and Secretary	President and Chief Executive Officer

Great Elm Capital Corp.
Signature Page – Articles of Amendment – Reverse Stock Split